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                                                                    Exhibit 6.16

                                  Amendment to

         Stabilized Rice Bran Processing, Sales and Marketing Agreement


         Sections 2.5 and 5.0 of the Stabilized Rice Bran Processing, Sales and Marketing Agreement, dated as of June 28, 1994, between Farmers' Rice Cooperative, a cooperative association organized under the California Food & Agriculture Code ("FRC"), and Food Extrusion, Inc., a California corporation ("FoodEx"), is mutually amended as follows:

         2.5 Timetable Each of the following shall be completed by the respective date set forth below (each a "Milestone"):

                  (i) FoodEx shall have submitted initial design plans for the Equipment to FRC, and shall have made such modifications thereto as FRC then requires for approval under Section 2.2, by January 1, 1996;

                  (ii) Installation of the Equipment shall have commenced no later than February 15, 1996;

                  (iii)   Installation   of  the   Equipment   shall  have  been
substantially completed no later than March 15, 1996; and

                  (iv) Installation of the Equipment shall have been completed, and the Equipment successfully tested, to FRC's satisfaction no later than May 1, 1996.

         Section 5. Clinical Study; FDA Approval

                  Within 180 days after the effective date of this Agreement, FoodEx shall initiate and use its best efforts to diligently maintain, in cooperation with a generally recognized university of research institution, a reasonably designed human clinical study for the purpose of researching possible health benefits of stabilized rice bran or its fractions.

                  IN WITNESS WHEREOF, the parties have executed this amendment to the Stabilized Rice Bran Processing, Sales, and Marketing Agreement on this date, April 16, 1996.

FARMERS'RICE COOPERATIVE                     FOOD EXTRUSION, INC.

By: /s/Robert D. Watts                       By: /s/ Daniel L. McPeak
   -------------------                          ---------------------
Name:  Robert D. Watts                       Name:  Daniel L. McPeak
Title: Vice President - Operations           Title: Chairman & CEO